Exhibit 99.2

ILLINOIS TOOL WORKS INC.
PRO FORMA STATEMENT OF INCOME RESTATED FOR DISCONTINUED OPERATIONS*
(UNAUDITED)
(In thousands except per share amounts)

	1Q 2010	2Q 2010	3Q 2010	4Q 2010	2010 YTD	1Q 2011
Operating Revenues	$3,632,764	$3,928,056	$3,941,124	$3,913,748	$15,415,692	$4,271,845
Cost of revenues	2,327,863	2,514,222	2,548,451	2,606,132	9,996,668	2,762,009
Selling, administrative, and
R&D expenses	727,644	735,847	720,776	772,307	2,956,574	796,000
Amortization and impairment of
goodwill and other intangible assets	51,582	51,952	52,172	52,727	208,433	55,244
Operating Income	525,675	626,035	619,725	482,582	2,254,017	658,592
Interest expense	(44,295)	(43,269)	(43,490)	(44,109)	(175,163)	(43,982)
Other income (expense)	3,878	2,207	961	2,938	9,984	5,895
Income from Continuing Operations
Before Income Taxes	485,258	584,973	577,196	441,411	2,088,838	620,505
Income taxes	163,962	185,181	174,142	113,115	636,400	14,268
Income from Continuing Operations	321,296	399,792	403,054	328,296	1,452,438	606,237
Income from Discontinued Operations	12,509	11,664	18,974	7,367	50,514	16,903
Net Income	$333,805	$411,456	$422,028	$335,663	$1,502,952	$623,140

Income Per Share from Continuing Operations:
Basic	$0.64	$0.79	$0.80	$0.66	$2.90	$1.22
Diluted	$0.64	$0.79	$0.80	$0.66	$2.89	$1.21

Income Per Share from Discontinued Operations:
Basic	$0.02	$0.02	$0.04	$0.01	$0.10	$0.03
Diluted	$0.02	$0.02	$0.04	$0.01	$0.10	$0.03

Net Income Per Share:
Basic	$0.66	$0.82	$0.84	$0.68	$3.00	$1.25
Diluted	$0.66	$0.81	$0.84	$0.67	$2.99	$1.24

Shares of Common Stock Outstanding During the Period:

Average	502,424	503,265	500,751	496,710	500,772	498,562
Average assuming dilution	505,014	506,297	503,149	499,898	503,350	502,710

*The 2010 quarterly and full year pro forma operating results of the Company and by segment have also been restated to reflect the elimination of the one month international reporting lag and certain reclassifications of 2010 segment data to conform with current year reporting. For additional information, refer to the Company’s Form 8-K current reports dated April 21, 2011 and March 21, 2011.